                                 AMENDMENT NO. 4
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of April 30, 2008, amends the Master Investment Advisory Agreement (the "Agreement"), dated June 1, 2000, by and between Short-Term Investments Trust, a Delaware statutory trust, and Invesco Aim Advisors Inc., formerly A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add Tax-Free Cash Reserve Portfolio;

         NOW, THEREFORE, the parties agree as follows;

         1. Schedule A and Schedule B to the Agreement are hereby deleted in their entirety and replaced with the following:


                                   "SCHEDULE A
                            FUNDS AND EFFECTIVE DATES

         NAME OF FUND                       EFFECTIVE DATE OF ADVISORY AGREEMENT
         ------------                       ------------------------------------
Government & Agency Portfolio                           June 1, 2000

Government TaxAdvantage Portfolio                       June 1, 2000

Liquid Assets Portfolio                               November 24, 2003

STIC Prime Portfolio                                  November 24, 2003

Tax-Free Cash Reserve Portfolio                        April 30, 2008

Treasury Portfolio                                      June 1, 2000

                                   SCHEDULE B
                           COMPENSATION TO THE ADVISOR

         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                             LIQUID ASSETS PORTFOLIO
                              STIC PRIME PORTFOLIO
                               TREASURY PORTFOLIO

         NET ASSETS                                                                    ANNUAL RATE
         ----------                                                                    -----------
         All Assets           ........................................................    0.15%


                          GOVERNMENT & AGENCY PORTFOLIO

         NET ASSETS                                                                    ANNUAL RATE
         ----------                                                                    -----------
         All Assets           ........................................................    0.10%


                        GOVERNMENT TAXADVANTAGE PORTFOLIO

         NET ASSETS                                                                    ANNUAL RATE
         ----------                                                                    -----------
         First $250 million   ........................................................    0.20%
         Over $250 million up to and including $500 million...........................    0.15%
         Over $500 million    ........................................................    0.10%


                         TAX-FREE CASH RESERVE PORTFOLIO

         NET ASSETS                                                                    ANNUAL RATE
         ----------                                                                    -----------
         First $500 million   ........................................................    0.25%
         Over $500 million    ........................................................    0.20%"

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                               SHORT-TERM INVESTMENTS TRUST


Attest:                                        By:
         ------------------------------           -----------------------
           Assistant Secretary                      Karen Dunn Kelley
                                                    President


(SEAL)


                                               INVESCO AIM ADVISORS, INC.


Attest:                                        By:
         ------------------------------           -----------------------
           Assistant Secretary                      John M. Zerr
                                                    Senior Vice President


(SEAL)